Exhibit 10.1
Execution Version
TRANSACTION SUPPORT AGREEMENT
This Transaction Support Agreement (together with the exhibits and attachments hereto, including the Term Sheet (as defined herein), as each may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of December 16, 2024, is entered into by and among:
(a)     Altisource Portfolio Solutions S.A. (the “Company”) and Altisource S.À R.L. (the “Borrower”) (each such party listed in this clause (a), a “Company Party” and, such parties collectively, the “Company Parties”); and
(b)     the Consenting Term Lenders (as defined herein).
This Agreement collectively refers to the Company Parties and the Consenting Term Lenders as the “Parties” and each individually as a “Party.”
RECITALS
WHEREAS, the Parties have, in good faith and at arm’s length, negotiated or been apprised of the terms of the transactions contemplated in the term sheet attached as Exhibit A hereto (together with the exhibits and attachments thereto, as each may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, the “Term Sheet”) and have agreed to support and pursue the Transactions (as defined herein) in accordance with and subject to the terms and conditions set forth herein; and
WHEREAS, this Agreement sets forth the agreement among the Parties concerning their respective commitments, subject to the terms and conditions hereof, to support and implement the Transactions.
NOW, THEREFORE, in consideration of the promises, mutual covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, intending to be legally bound, hereby agrees as follows:
AGREEMENT
1.Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Term Sheet or as otherwise expressly set forth herein. The following terms used in this Agreement are defined as:
“Ad Hoc Group” means the ad hoc group of Consenting Term Lenders represented by Davis Polk & Wardwell LLP.
“Ad Hoc Group Advisors” means, collectively, Davis Polk & Wardwell LLP and any other legal and professional advisors retained by the Ad Hoc Group or Davis Polk & Wardwell LLP.
“Additional Consenting Term Lender” has the meaning set forth in Section 26 hereof.

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“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.
“Agreement” has the meaning set forth in the preamble hereof.
“Agreement Effective Date” has the meaning set forth in Section 3 hereof.
“Alternative Transaction” means any dissolution, winding up, liquidation, receivership, assignment for the benefit of creditors, restructuring, reorganization, workout, material amendment, exchange, extension, sale, disposition, merger, amalgamation, acquisition, consolidation, partnership, plan of arrangement, plan of reorganization, plan of liquidation, investment, debt investment, equity investment, tender offer, refinancing, recapitalization, share exchange, business combination, joint venture or similar transaction involving all or a material portion of the assets, debt, or equity of the Company Parties and their respective subsidiaries (taken as a whole) that is not consistent with, or is an alternative to, the Transactions.
“Automatic Termination Event” has the meaning set forth in Section 6(d) hereof.
“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. § 101 et seq., as amended from time to time.
“Board of Directors” means the board of directors of the Company.
“Borrower” has the meaning set forth in the preamble hereof.
“Business Day” means any day other than a Saturday, Sunday, or any other day on which banks in New York, New York are authorized or required by law to close.
“Cash-Out Financing Documents” means all documents and agreements (including amendments) related to any third-party new money financing in connection with the “cash-out” option described by the Term Sheet.
“Claim” means (a) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) a right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured, each as set forth in Section 101(5) of the Bankruptcy Code.
“Closing Date” shall mean the date of the satisfaction (or waiver, if applicable) of the closing conditions set forth in the Definitive Documents and the consummation of the Transactions.
“Common Stock” means the common stock of the Company, current par value $1.00 per share.

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“Common Stock Equivalents” means any securities of the Company or any of its Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.
“Company” has the meaning set forth in the preamble hereof.
“Company Party” or “Company Parties” has the meaning set forth in the preamble hereof.
“Company Released Claims” has the meaning set forth in Section 9(a).
“Company Released Party” means each of: (a) the Company Parties; (b) the subsidiaries, predecessors, successors, and assigns of each of the foregoing; and (c) the current and former officers, directors, members, managers, partners, employees, shareholders, advisors, agents, professionals, attorneys, financial advisors, and other representatives of each of the foregoing, in each case in their capacity as such.
“Consenting Term Lender Released Claims” has the meaning given to such term in Section 9(b) hereof.
“Consenting Term Lenders” means, collectively, (a) the undersigned holders of Existing Term Loans or (b) in their capacity as such, the undersigned investment advisors, sub-advisors, or managers (together with their respective successors and permitted assigns) of discretionary accounts or other beneficial owners that hold Existing Term Loans, which such accounts or beneficial owners, such investment advisors, sub-advisors, or managers have authority to bind, and by executing this Agreement do thereby bind, to the terms of this Agreement (including, for the avoidance of doubt, any Additional Consenting Term Lender and any Permitted Transferee of a Consenting Term Lender).1
“Company Termination Event” has the meaning given to such term in Section 6(b) hereof.
1 For the avoidance of doubt, any Affiliates (as defined herein) or related parties of any such Consenting Term Lender shall not be deemed to be Consenting Term Lenders themselves. The Parties acknowledge and agree that all representations, warranties, covenants, and other agreements made by any Consenting Term Lender that is a separately managed account of or advised by an investment manager are being made only with respect to the Claims (as defined herein) held by such separately managed or advised account (in the amount identified on the signature pages hereto) and shall not apply to (or be deemed to be made in relation to) any Claims that may be beneficially owned by other accounts that are managed or advised by such investment manager. The Parties further acknowledge and agree that all representations, warranties, covenants, and other agreements made by any Consenting Term Lender that is an investment advisor, sub-advisor, or manager of managed accounts are being made solely in such Consenting Term Lender’s capacity as an investment advisor, sub-advisor, or manager to the beneficial owners of the Existing Term Loans (as defined herein) specified on the applicable signature pages hereto (in the amount identified on such signature pages) and shall not apply to (or be deemed to be made in relation to) such investment advisor, sub-advisor, or manager in any other capacity, including, without limitation, in its capacity as an investment advisor, sub-advisor, or manager of other managed accounts.

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“Definitive Documents” means (a) the New First Lien Term Loan Credit Facility Documents, (b) the Existing Term Loan Credit Agreement Amendment, (c) any security or collateral documents entered into in connection with the Transactions, (d) any intercreditor agreements entered into in connection with the Transactions, (e) the Securities, (f) the Exchange Agreement, (g) the Registration Rights Agreement, (h) the Shareholder Warrants, (i) the New Super Senior Credit Facility Documents, (j) the Election Procedures, (k) any documentation entered into in connection with the Management RSUs (as defined in the Term Sheet), (l) the Cash-Out Financing Documents and (m) all other ancillary and related documents, schedules, exhibits, addenda, and instruments entered into in connection with the Transactions.
“Disqualification Event” has the meaning set forth in Section 8(c)(vi) hereof.
“Election Procedures” means the written procedures, governing the binding election by the Consenting Term Lenders (the “Lender Election”) as to whether they will be a Consenting Rolling Lender or Consenting Selling Lender (in each case, as defined in the Term Sheet).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Agreement” means that certain Exchange Agreement, dated as of the Closing Date, to be entered into in accordance with the Term Sheet and the Transactions contemplated hereby, pursuant to which the Company shall issue and distribute (as part of the Term Loan Exchange) the Securities to the Consenting Term Lenders. For the avoidance of doubt, such Exchange Agreement may instead be styled as a purchase or other agreement, subject to each parties' consent rights in this Agreement.
“Exchange First Lien Loans” has the meaning set forth in the Term Sheet.
“Existing Agent” means Wilmington Trust, N.A., in its capacity as administrative agent and collateral agent under the Existing Term Loan Credit Agreement, or any successor thereto prior to the Closing Date.
“Existing Documents” means, collectively, the Existing Term Loan Documents, the Existing Revolving Credit Agreement, and all documents and agreements (including amendments) related thereto.
“Existing Revolving Credit Agreement” means that certain Credit Agreement, dated as of June 22, 2021 (as amended, restated, amended and restated, supplemented, or otherwise modified prior to the Closing Date).
“Existing Term Lenders” means the lenders (or investment advisors or managers of lenders) holdings loans under the Existing Term Loan Credit Agreement.
“Existing Term Loan Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of February 9, 2023 (as amended, restated, amended and restated, supplemented, or otherwise modified prior to the Closing Date), by and among the Borrower, the Company, the Existing Term Lenders, and the Existing Agent.

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“Existing Term Loan Credit Agreement Amendment” means the amendment (together with any ancillary agreements or documents entered into in connection therewith) to the Existing Term Loan Credit Agreement to effectuate the Term Loan Exchange, in accordance with the Term Sheet.
“Existing Term Loan Documents” means the Existing Term Loan Credit Agreement, the Security Agreement, the Copyright Security Agreement, the Luxembourg Security Agreement, the Patent Security Agreement, the Trademark Security Agreement (each as defined in the Existing Term Loan Credit Agreement), and all documents and agreements (including amendments) related thereto.
“Existing Term Loans” means the term loans outstanding under the Existing Term Loan Credit Agreement.
“Indemnification Obligations” has the meaning set forth in Section 11(a) hereof.
“Indemnified Party” has the meaning set forth in Section 11(a) hereof.
“Issuer Covered Person” has the meaning set forth in Section 8(c)(vi) hereof.
“Liens” means a lien, charge pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.
“Losses” has the meaning set forth in Section 11(a) hereof.
“Maximum Number of Shareholder Warrant Shares” means, at any date, the maximum number of Shareholder Warrant Shares issuable to holders of Shareholder Warrants upon exercise of the Shareholder Warrants (regardless of whether the Shareholder Warrants are then exercisable).
“Mutual Termination Event” has the meaning set forth in Section 6(c) hereof.
“Napier” means various investment funds and accounts managed, directly or indirectly, by Napier Park Global Capital (US) LLP or Regatta Loan Management LLC, and their affiliates in their capacities as the undersigned holders (or beneficial holders) of, or nominees, investment advisors, sub advisors, or managers of discretionary accounts that hold Existing Term Loans.
“New First Lien Term Loan Facility Credit Agreement” means that certain first lien term loan credit agreement, dated as of the Closing Date (as the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof), containing terms consistent with the Term Sheet.
“New First Lien Term Loan Facility” means the new term loan facility, to be entered into on the Closing Date, under which the Borrower shall issue the Exchange First Lien Loans.

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“New First Lien Term Loan Credit Facility Documents” means the New First Lien Term Loan Credit Agreement and all documents and agreements (including amendments) related thereto.
“New Super Senior Credit Agreement” means that certain super senior credit agreement, dated as of the Closing Date (as the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof), containing terms consistent with the Term Sheet.
“New Super Senior Credit Facility” means the new super senior credit facility, to be entered into pursuant to the New Super Senior Credit Agreement.
“New Super Senior Credit Facility Documents” means the New Super Senior Credit Agreement and all documents and agreements (including amendments) related thereto.
“New Super Senior Lenders” means UBS in its capacity as the lenders under the New Super Senior Credit Facility.
“Other Released Party” means each of: (a) the Consenting Term Lenders and each of their Affiliates; (b) the predecessors, successors, and assigns of each of the foregoing, and (c) the current and former officers, directors, members, managers, partners, employees, shareholders, agents, attorneys, financial advisors, and other representatives of each of the foregoing, in each case in their capacity as such.
“Party” or “Parties” has the meaning set forth in the preamble hereof.
“Permitted Transferee” has the meaning set forth in Section 7(a) hereof.
“Person” means an individual, partnership, joint venture, limited liability company, corporation, trust, unincorporated organization, group, or any other legal entity or association.
“Public Disclosure” has the meaning set forth in Section 22 hereof.
“Qualified Market Maker” means an entity that (a) holds itself out to the public, the syndicated loan market, or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against the Company Parties (including the Existing Term Loans) or enter with customers into long and short positions in claims against the Company Parties, in each case in its capacity as a dealer or market maker in such claims, and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including term, loans, or debt or equity securities).
“Related Party” and “Related Parties” means, with respect to an Indemnified Party, any (or all, as the context may require) of such Indemnified Party’s affiliates and controlling persons and its or their respective officers, directors, partners, employees, managed funds and accounts, shareholders, advisors, agents, representatives, attorneys and controlling persons.

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“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the Closing Date, to be entered into in accordance with the Term Sheet and the Transactions contemplated hereby, pursuant to which the Company shall register the resale of the Securities under the Securities Act.
“Required Consenting Lenders” means both of UBS and Napier.
“Required Consenting Lenders Termination Event” has the meaning given to such term in Section 6(a) hereof.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities” means the shares of Common Stock issued to the Lenders as contemplated herein in connection with the Transactions.
“Securities Act” means the Securities Act of 1933, as amended.
“Shareholder Warrant Shares” means the shares of Common Stock issuable by the Company to the holders of Shareholder Warrants upon exercise of the Shareholder Warrants.
“Shareholder Warrants” has the meaning set forth in the Term Sheet.
“Term Loan Exchange” means the exchange of Existing Term Loans for a pro rata share of (A) the Exchange First Lien Loans and such other terms and amendments to the Existing Term Loan Credit Agreement and (B) the Securities, in each case, as more fully set forth in (and in accordance with) the Term Sheet and subject to the Election Procedures (if any). Each Consenting Rolling Lender’s pro rata share will be calculated as a percentage equal to (i) the aggregate principal amount of Existing Term Loans owned by such Consenting Rolling Lender on the Transaction Effective Date (giving effect to any pending assignments as if such assignments have settled), divided by (ii) the aggregate principal amount of Existing Term Loans on the Transaction Effective Date.
“Term Sheet” has the meaning set forth in the recitals hereof.
“Termination Date” has the meaning set forth in Section 6(e) hereof.
“Termination Event” means any of a Required Consenting Lenders Termination Event, a Company Termination Event, a Mutual Termination Event, or an Automatic Termination Event.
“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTC Markets Pink Market, the OTCQB, or the OTCQX (or any successors to any of the foregoing).
“Transactions” means the transactions as described in this Agreement, including, without limitation, the Term Loan Exchange, entry into the Exchange Agreement, issuance of the

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Securities and the Shareholder Warrants, entry into the Registration Rights Agreement, entry into the Existing Term Loan Credit Agreement Amendment and all other transactions contemplated by the foregoing as more fully set forth in the Term Sheet.
“Transfer” or “Transferred” has the meaning set forth in Section 7(a) hereof.
“Transferor” has the meaning set forth in Section 7(a) hereof.
“UBS” means various investment funds and accounts managed, directly or indirectly, by UBS Asset Management (Americas) LLC and its affiliates in their capacities as the undersigned holders (or beneficial holders) of, or nominees, investment advisors, sub advisors, or managers of discretionary accounts that hold Existing Term Loans.
2.Definitive Documents; Incorporation by Reference.
(a)The Definitive Documents remain subject to negotiation and completion. Except as otherwise set forth in this Agreement, the Definitive Documents shall be consistent in all respects with the terms set forth in this Agreement and shall otherwise be reasonably acceptable in form and substance to (i) the Company and (ii) the Required Consenting Lenders; provided that, any New First Lien Term Loan Credit Facility Documents shall be acceptable to Required Consenting Lenders; provided further that the New Super Senior Credit Facility Documents shall be acceptable to the New Super Senior Lenders. Upon negotiation and completion of the Definitive Documents, the Definitive Documents and every other document, deed, agreement, indenture, filing, notification, letter, or instrument related to the Transactions shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement.
(b)The exhibits hereto are fully incorporated by reference herein and are made a part of this Agreement as if fully set forth herein, and all references to this Agreement shall include and incorporate all exhibits hereto; provided that (i) to the extent that there is a conflict between this Agreement (excluding the Term Sheet), on the one hand, and the Term Sheet, on the other hand, the terms and provisions of the Term Sheet shall govern and (ii) to the extent that there is a conflict between the Term Sheet, on the one hand, and any of the Definitive Documents, on the other hand, the terms and provisions of any such Definitive Document shall govern. Neither this Agreement nor any provision hereof may be modified, waived, amended, or supplemented, except in accordance with Section 15 hereof.
3.Agreement Effective Date. This Agreement shall become effective upon the occurrence of each of the following events (the date on which such events occur, the “Agreement Effective Date”):
(a)the execution and delivery of this Agreement by each of the Company Parties;
(b)the execution and delivery of this Agreement by Consenting Term Lenders beneficially owning 100% of the principal amount of the Existing Term Loans (or such lower amount as may be determined by the Company with the consent of the Required Consenting Lenders); and
(c)the entry into a fee letter with Davis Polk & Wardwell LLP on terms acceptable to the Required Consenting Lenders.

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4.Commitments of the Company Parties. Subject to the terms and conditions of this Agreement and the Election Procedures (if any), each Company Party agrees that it shall (and shall cause each of its direct and indirect subsidiaries to), subject to the immediately following sentence hereof, so long as no Termination Event has occurred:
(a)support and take all commercially reasonable actions necessary or reasonably requested by the Required Consenting Lenders to facilitate the implementation and consummation of the Transactions, including, without limitation, (i) taking all actions to support and complete the Transactions and all other actions contemplated in connection therewith and under the Term Sheet and the Definitive Documents, (ii) obtaining any and all required or advisable governmental, regulatory, and/or third-party approvals or consents for the implementation and consummation of the Transactions, and (iii) refraining from taking any actions inconsistent with, and not failing or omitting to take an action that is required by, this Agreement or the Definitive Documents, and (iv) seeking additional support for the Transactions to the extent reasonably prudent; provided that no other provision of this Agreement withstanding, the Parties shall work together in good faith to structure and consummate the Transactions in a tax efficient manner for the Company Parties and the Consenting Term Lenders, and such structure and consummation shall be shall be subject to the consent (not to be unreasonably withheld, conditioned, or delayed) of the Required Consenting Lenders;
(b)not (i) directly or indirectly negotiate, enter into, issue, incur, arrange, participate in, or consent to any credit facility, bond issuance, or other financing, rights offering, or issuance of debt or equity securities or (ii) undertake or otherwise support or participate in any reorganization, merger, consolidation, business combination, or other recapitalization or debt restructuring (whether through a judicial process or otherwise) other than in the ordinary course of business or in connection with the Transactions;
(c)file a registration statement with the SEC registering the issuance of the Shareholder Warrant Shares under the Securities Act (the “Shareholder Warrant Shares Registration Statement”) with the SEC within forty-five (45) days after the Agreement Effective Date (or such later date as may be agreed by the Required Consenting Lenders) and use commercially reasonable efforts to cause the Shareholder Warrant Shares Registration Statement to become effective on or prior to the Closing Date;
(d)on the Closing Date, (i) effectuate the Term Loan Exchange in accordance with the provisions of this Agreement and enter into the Existing Term Loan Credit Agreement Amendment, the Exchange Agreement and the other agreements contemplated by the Transactions, (ii) issue and deliver the Securities, in accordance with the Exchange Agreement and (iii) issue and deliver the Shareholder Warrants; provided, however, that the Shareholder Warrants shall not be exercisable unless the Shareholder Warrant Shares Registration Statement is effective or the exercise of the Shareholder Warrants is exempt from the registration provisions of the Securities Act in the opinion of Company counsel;
(e)on the Closing Date deliver a legal opinion of outside counsel to the Company, addressed to the Consenting Term Lenders, in a form and substance reasonably acceptable to the Consenting Term Lenders and customary for the issuance and delivery of shares of common stock;
(f)not purchase or exchange, or offer to purchase or exchange, any Existing Term Loans, or solicit consents to any amendments, modifications, or supplements to the Existing Term Loan Credit Agreement or any related guarantees, security documents, intercreditor agreements, or ancillary documents (other than, in each case, as contemplated by this Agreement, the Term Sheet or any Definitive Document);

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(g)negotiate in good faith the Definitive Documents with the respective Parties thereto and execute and deliver each Definitive Document to which it is to be a party and consummate the Transactions, in each case as promptly as reasonably practicable;
(h)promptly provide a Consenting Term Lender with any documentation or information that is reasonably requested by such Consenting Term Lender or is reasonably necessary to consummate the Transactions, including “know your customer” and like materials, which documentation and information shall be subject to any confidentiality restrictions to which the Consenting Term Lender may be subject;
(i)pay all reasonable and documented and invoiced fees, costs, and out-of-pocket expenses of the Ad Hoc Group Advisors, as provided in and in accordance with their respective engagement letters and/or fee letters; provided that all accrued and unpaid reasonable and documented fees, costs and out-of-pocket expenses of the Ad Hoc Group Advisors shall be due on the Termination Date and paid by the earlier of (a) the Closing Date and (ii) within fifteen (15) Business Days of the Termination Date;
(j)to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Transactions, support and take all steps reasonably necessary or desirable to address any such impediment, including notifying the Ad Hoc Group Advisors of any material governmental or third-party complaints, litigations, investigations, or hearings related to the Transactions;
(k)conduct its business in the ordinary course consistent with past practice and in light of then-current market conditions, and use its commercially reasonable efforts (consistent with its sound business judgment) to (i) preserve intact its present business organization, (ii) maintain in effect all of its foreign, federal, state, and local licenses, permits, consents, franchises, approvals, and authorizations required to operate its business, (iii) keep available the services of its directors, officers, and key employees, (iv) preserve relationships with its customers, suppliers, and others having material business relationships with it, (v) manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) in the ordinary course of business consistent with past practice, (vi) remain in compliance with the terms of the Existing Term Loan Credit Agreement, and (vii) maintain its good standing under the laws of the state or other jurisdictions in which they are incorporated or organized. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, the Term Sheet or any Definitive Document, each Company Party shall not (and shall cause each of its direct and indirect subsidiaries not to):
(i)without the consent (not to be unreasonably withheld, conditioned, or delayed) of the Required Consenting Lenders, amend its articles of incorporation, bylaws, or other similar organizational documents (whether by merger, consolidation, or otherwise), except as in connection with the Transactions contemplated by this Agreement;
(ii)without the consent (not to be unreasonably withheld, conditioned, or delayed) of the Required Consenting Lenders, take any action or inaction that would cause a change to the tax status of any Company Party;
(iii)split, combine, or reclassify any shares of capital stock of any Company Party (other than as described in the Proxy Statement) or declare, set aside, or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of the capital stock of any Company Party (other than the issuance of the Shareholder Warrants

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as contemplated by the Term Sheet), or redeem, repurchase, or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Party securities;
(iv)issue, deliver, or sell, or authorize the issuance, delivery, or sale, of any Company Party securities, repurchase, redeem, or retire any Company Party securities, or amend any term of any Company Party securities (in each case, whether by merger, consolidation, or otherwise) other than ordinary course transactions relating to the Company’s employee stock plans or stock issued to the Company’s management in lieu of compensation pursuant to plans in place as of the Agreement Effective Date, or as otherwise contemplated by this Agreement, the Term Sheet or any Definitive Document;
(v)acquire (by merger, consolidation, acquisition of stock or assets, or otherwise), directly or indirectly, any assets, securities, properties, interests, or businesses, other than in the ordinary course of business consistent with past practice;
(vi)sell, lease, or otherwise transfer, or create or incur any lien on, any of the Company’s assets, securities, properties, interests, or businesses, other than in the ordinary course of business consistent with past practice;
(vii)make any loans, advances, or capital contributions to, or investments in, any other Person, collectively, in excess of $1,000,000 (one million dollars) in the aggregate, other than in the ordinary course of business consistent with past practice;
(viii)make any payment in satisfaction of any existing funded indebtedness, collectively, in excess of $3,000,000 (three million dollars) in the aggregate other than regularly scheduled payments of interest and principal; provided, that, (A) for the avoidance of doubt payments of revolving debt that is reborrowed and subsequently repaid shall be counted as single repayment for the purposes of calculating the aggregate amount repaid under this section and (B) each Company Party shall not (and shall cause each of its direct and indirect subsidiaries not to) make any payment in satisfaction of the Existing Term Loans, other than regularly scheduled payments of interest and principal or other payments required by the Existing Term Loan Documents;
(ix)create, incur, assume, suffer to exist, or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof with a principal balance, collectively, in excess of $3,000,000 (three million dollars) in the aggregate (other than under the Existing Term Loan Credit Agreement and the Existing Revolving Credit Agreement), other than in the ordinary course of business consistent with past practice; or
(x)enter into any agreement or arrangement that limits or otherwise restricts in any material respect it or any of its Affiliates or any successor thereto or that could, after the Closing Date, limit or restrict in any material respect it or any of its Affiliates, from engaging or competing in any line of business, in any location or with any Person;
(l)notify the Ad Hoc Group Advisors as promptly as reasonably possible (but in no event later than one (1) Business Day after the applicable occurrence) of: (i) any material change in the business or financial (including liquidity) performance of the Company Parties; (ii) any material changes to the status and progress of the Transactions; (iii) any material changes to the status of obtaining any necessary or desirable authorizations (including any consents) from any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body or any stock exchange (including any correspondence with the SEC related to the Transactions); (iv) any material governmental or third-party complaints, litigations, investigations, or hearings; (v) any event or circumstance that has occurred, or that is reasonably

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likely to occur (and if it did so occur), that would permit any Party to terminate, or could reasonably be expected to result in the termination of, this Agreement; (vi) any matter or circumstance that constitutes or could reasonably be expected to constitute a material impediment to the implementation or consummation of the Transactions; (vii) any notice of any commencement of any involuntary insolvency proceedings of the Company or any of its Affiliates, or material legal suit for payment of debt or securement of security from or by any Person in respect of the Company; (viii) any representation or statement made or deemed to be made by them under this Agreement which is or proves to have been incorrect or misleading in any material respect when made or deemed to be made; and (ix) any breach of any of its obligations or covenants set forth in this Agreement;
(m)not (i) form, designate, acquire, or otherwise create an “Excluded Subsidiary” (as defined in the Existing Term Loan Credit Agreement), or (ii) enter into any transaction with (including by selling or transferring property or assets to, or purchasing or acquiring property or assets from) any “Excluded Subsidiary”;
(n)promptly provide the Ad Hoc Group Advisors timely responses to all reasonable diligence requests and any documentation or information requested by the Required Consenting Lenders for purposes of negotiating, documenting, and effectuating the Transactions, subject to any confidentiality restrictions applicable to which the Ad Hoc Group Advisors; and
(o)to the extent any legal or structural impediments arise that would prevent, hinder, or delay the consummation of the Transactions, negotiate, subject to applicable laws and regulations, in good faith appropriate additional or alternative provisions to address any such impediments; provided that such alternative does not alter, in any material respect, the substance and economics of the Transactions.
Notwithstanding the foregoing, nothing in this Agreement prohibits the Company from (i) raising equity capital for purposes as contemplated in the Term Sheet and on commercially reasonable terms or (ii) raising equity capital as consideration for the entry into new commercial arrangements in the ordinary course of business and consistent with past practice, in each case subject to the prior written consent of the Required Consenting Lenders.

5.Commitments of the Consenting Term Lenders. Subject to the terms and conditions of this Agreement, the Election Procedures (if any) and each Lender’s Election, each Consenting Term Lender (severally and not jointly), solely in its capacity as a holder of Existing Term Loans, agrees that it shall, so long as no Termination Event has occurred:
(a)support and take all commercially reasonable actions necessary or reasonably requested by the Company to facilitate the implementation and consummation of the Transactions, including, without limitation, (i) taking all actions to support and complete the Transactions and all other actions contemplated in connection therewith and under the Term Sheet and the Definitive Documents (including, if applicable, to (A) effectuate the Term Loan Exchange in accordance with the provisions of this Agreement and enter into the Existing Term Loan Credit Agreement Amendment and any other agreements contemplated by the Term Sheet, and (B) promptly provide all information reasonably requested by the Company in connection with consummation of the Transactions), (ii) refraining from taking any actions inconsistent with, and not failing or omitting to take an action that is required by, this Agreement or the Definitive Documents, and (iii) directing the Existing Agent (as applicable); provided that no other provision of this Agreement withstanding, the Parties shall work together in good faith to structure and consummate the Transactions in a tax efficient manner for the Company Parties and the Consenting Term Lenders, and such structure and consummation shall be subject to the

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consent (not to be unreasonably withheld, conditioned, or delayed) of the Required Consenting Lenders;
(b)negotiate in good faith the Definitive Documents with the Company and execute and deliver each Definitive Document to which it is to be a party and consummate the Transactions, in each case as promptly as reasonably practicable;
(c)provide all requisite consents necessary for the consummation of the Transactions;
(d)not (i) object to, delay, or impede the Transactions or the implementation thereof or initiate any legal proceedings that are inconsistent with, or that would delay, prevent, frustrate, or impede the approval, solicitation, or consummation of, the Transactions, the Definitive Documents, or any other transactions outlined therein or in this Agreement, or take any other action that is barred by this Agreement; (ii) vote for, consent to, support, or participate in the formulation of any other restructuring, exchange, or settlement of any Existing Term Loans or other transaction that is inconsistent with this Agreement or the Transactions; or (iii) solicit, encourage, or direct any Person to undertake any action set forth in clauses (i) and (ii) of this Subsection (d);
(e)to the extent any legal or structural impediments arise that would prevent, hinder, or delay the consummation of the Transactions, negotiate, subject to applicable laws and regulations, in good faith appropriate additional or alternative provisions to address any such impediments; provided that such alternative does not alter, in any material respect, the substance and economics of the Transactions;
(f)not instruct the Existing Agent (as applicable) to take any action, or to refrain from taking any action, that would be inconsistent with this Agreement or the Transactions;
(g)timely exchange and assign (or cause to be assigned) to the Company for cancellation all of its Existing Term Loans as part of the Term Loan Exchange, including with respect to any Existing Term Loans for which the Consenting Term Lender serves (now or hereafter) as nominee, investment manager, or advisor for beneficial holders thereof and not withdraw or revoke its assignment or consent with respect to such Existing Term Loans.
6.Termination.
(a)Termination by Required Consenting Lenders. This Agreement may be terminated by the Required Consenting Lenders as to all Parties, in their sole and absolute discretion, upon three (3) days’ prior written notice thereof to all of the Parties, upon the occurrence of any of the following events (each, a “Required Consenting Lenders Termination Event”):
(i)a breach by any Company Party of any of its representations, warranties, covenants, or obligations set forth in this Agreement or any other agreement to be entered into in connection with the Transactions that (if susceptible to cure) remains uncured for a period of three (3) Business Days after the receipt by such Company Party of written notice of such breach; provided that the notice and cure period contained in this Section 6(a)(i) shall run concurrently with the notice period contained in Section 6(a) hereof;
(ii)unless otherwise agreed by the Required Consenting Lenders, any Definitive Document does not comply with Section 2 of this Agreement;

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(iii)any Company Party (x) (1) publicly announces its intention to pursue, (2) delivers a term sheet or proposal in respect of, or (3) consummates, or enters into a binding agreement to consummate, in each case, an Alternative Transaction or (y) publicly announces its intention to not pursue the Transactions;
(iv)any Company Party has breached, in any material respect, any of its obligations under the Existing Documents or any related guarantees, security documents, agreements, amendments, instruments, or other relevant documents;
(v)the occurrence and, to the extent applicable, continuance beyond any grace or cure period of an Event of Default as defined and set forth in any of the Existing Documents;
(vi)the failure of the Company Parties to pay the reasonable, documented and invoiced fees, costs and out of pocket expenses of the Ad Hoc Group Advisors in accordance with Section 4(h) of this Agreement;
(vii)there shall have occurred (i) a Material Adverse Effect (as defined in the Existing Term Loan Credit Agreement), or (ii) the termination of (A) any master services agreements, binding term sheets dated February 22, 2019 and May 5, 2021 with Onity Group or (B) the Cooperative Brokerage Agreement with Rithm Capital Corp. prior to August 31, 2025;
(viii)the preliminary proxy statement of the Company that seeks shareholder approval of proposals to, among other things, facilitate the Transactions (the “Proxy Statement”) in form and substance reasonably acceptable to the Required Consenting Lenders is not filed with the SEC on or before December 31, 2024 (or such later date as may be agreed by Required Consenting Lenders);
(ix)all shareholder approvals included in the Proxy Statement that are necessary to implement the Transactions have not been obtained by the Company Parties on or before March 31, 2025 (or such later date as may be agreed by Required Consenting Lenders);
(x)the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of, or the initiation or threatened (in writing) initiation of any legal action by any governmental authority seeking, any ruling or order making illegal or otherwise enjoining, preventing, or prohibiting the consummation of a material portion of the Transactions, which legal action, threatened initiation of a legal action, ruling, or order has not been withdrawn or discharged after thirty (30) days; or
(xi)the termination of this Agreement in accordance with its terms by the Company as to any Consenting Term Lender.
(b)Termination by the Company. The Company (on behalf of itself and the Company Parties) may terminate this Agreement as to all Parties, upon three (3) days’ prior written notice thereof to all of the Parties, upon the occurrence of any of the following events (each, a “Company Termination Event”):
(i)the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of, or the initiation or threatened initiation of any legal action by any governmental authority seeking, any ruling or order making illegal or otherwise enjoining, preventing, or prohibiting the consummation of a material portion of the Transactions, which legal action, threatened initiation of a legal action, ruling or order has not been withdrawn or discharged after thirty (30) days;

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(ii)with respect to any particular Consenting Term Lender (but not as to all of the other Parties) upon three (3) days’ prior written notice thereof upon the occurrence of a breach by such Consenting Term Lender of any of its representations, warranties, covenants, or obligations set forth in this Agreement that (if susceptible to cure) remains uncured for a period of three (3) Business Days after the receipt by all of the Consenting Term Lenders of written notice of such breach (which notice periods shall run concurrently); provided that the notice and cure period contained in this Section 6(b)(ii) shall run concurrently with the notice period contained in Section 6(b) hereof;
(iii)the impossibility of any condition precedent to the Closing Date; or
(iv)the termination of this Agreement in accordance with its terms by the Required Consenting Lenders.
(c)Mutual Termination. This Agreement may be terminated as to all Parties at any time by mutual written consent of the Company Parties and the Required Consenting Lenders (a “Mutual Termination Event”).
(d)Automatic Termination. This Agreement will automatically terminate as to all Parties upon (the occurrence of any such event, an “Automatic Termination Event”):
(i)5:00 p.m., New York City time, on April 15, 2025 if the Closing Date has not occurred before such date, as such date may be extended by mutual written consent of the Company and the Required Consenting Lenders; provided that in the event of an extension beyond April 15, 2025, any Consenting Term Lender that does not consent to such extension may terminate this Agreement solely with respect to itself upon notice to the Company and the other Consenting Term Lenders;
(ii)any Company Party or any of its respective subsidiaries commencing insolvency proceedings, including (A) voluntarily commencing any case or filing any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization, or other relief under any federal, state, or foreign bankruptcy, insolvency, administrative receivership, or similar law now or hereafter in effect, (B) consenting to the institution of, or failing to contest in a timely and appropriate manner, any involuntary proceeding or petition described above, (C) filing an answer admitting the material allegations of a petition filed against it in any such proceeding, (D) applying for or consenting to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator, or similar official for a Company Party for a substantial part of its assets, or (E) making a general assignment or arrangement for the benefit of creditors; provided in each case that such insolvency proceeding is not dismissed, vacated, or otherwise closed within five (5) Business Days following notice thereof to the Consenting Term Lenders;
(iii)the entry of an order, judgment, or decree adjudicating the Company Parties or any of their respective subsidiaries bankrupt or insolvent, including the entry of any order for relief with respect to any of the Company Parties or any of their respective subsidiaries under the Bankruptcy Code; provided that such order, judgment, or decree is not stayed, overturned, or vacated within five (5) Business Days following notice thereof to the Consenting Term Lenders;
(iv)the taking of any binding corporate action by any of the Company Parties or any of their respective subsidiaries in furtherance of any action described in the foregoing clauses (ii) and (iii); or

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(v)upon the consummation of the Transactions on the Closing Date.
(e)Termination Date and Survival. The date on which this Agreement is terminated in accordance with this Section 6 with respect to a Party shall be referred to as the “Termination Date” with respect to such Party, and the provisions of this Agreement shall terminate on the Termination Date; provided that Sections 1, 4(i), 6(e), 6(f), 9, 11, 12, 13, 18, 19, 20 and 21 hereof shall survive the Termination Date.
(f)Effect of Termination. Upon the Termination Date, this Agreement shall forthwith become null and void and have no further force or effect, each Party hereto shall be released from its commitments, undertakings and agreements under or related to this Agreement and there shall be no liability or obligation hereunder on the part of any Party hereto; provided that in no event shall any such termination relieve a Party hereto from (i) liability for its breach or non-performance of its obligations hereunder prior to such Termination Date, notwithstanding any termination of this Agreement by any other Party, and (ii) obligations under this Agreement which expressly survive any such termination pursuant to Section 6(e). Upon any Termination Event, unless the Closing Date has occurred, any and all consents, tenders, waivers, forbearances, and votes delivered by a Consenting Term Lender in connection with the Transactions automatically shall be deemed, for all purposes, to be null and void ab initio. Notwithstanding the foregoing or anything herein to the contrary, no Party may exercise any of its respective termination rights as set forth in this Section 6 if such Party has failed to perform or comply in all material respects with the terms and conditions of this Agreement, unless such failure to perform or comply arises from another Party’s actions or inactions or would not otherwise give rise to a Termination Event in favor of the other Party.
7.Transfer of Claims and Interests.
(a)Subject to the terms and conditions of this Agreement and the Election Procedures (if any), each Consenting Term Lender agrees, solely with respect to itself, as expressly identified and limited on its signature page, and not in any other manner with respect to any Affiliates, not to (i) sell, transfer, assign, hypothecate, pledge, grant a participation interest in, or otherwise dispose of, directly or indirectly, its right, title, or interest with respect to any of such Consenting Term Lender’s Existing Term Loans, in whole or in part, or (ii) deposit any of such Consenting Term Lender’s Existing Term Loans into a voting trust or grant any proxies or enter into a voting agreement with respect to any such Existing Term Loans (any of the actions described in clauses (i) and (ii) of this Section 7(a) is referred to herein as a “Transfer”; “Transferred” has a meaning correlative thereto; and the Consenting Term Lender making such Transfer is referred to herein as the “Transferor”), unless the Transfer is to another Consenting Term Lender, an Affiliate of the Transferor, an Affiliate of another Consenting Term Lender, or any other entity that, unless it is already a Consenting Term Lender shall (x) first agree in writing to be bound by the terms of this Agreement by executing and delivering to the Company and the Ad Hoc Group Advisors a joinder agreement in the form attached hereto as Exhibit B and (y) agree to be bound by the Transferor’s Lender Election except to the extent Company Parties and Required Consenting Lenders agree (such consent not to be unreasonably withheld, conditioned or delayed) to a change in a Lender Election (any such transferee, a “Permitted Transferee”); provided, further, that the Transferor shall provide prompt notice of any such Transfer to the Company and the Ad Hoc Group Advisors, which such notice shall be no later than the date of such Transfer. Any Transfer in violation of this Section 7 or the Election Procedures (if any), shall be void ab initio.
(b)Upon the consummation of a Transfer in accordance herewith, such Permitted Transferee shall be deemed to make all of the representations, warranties, and covenants of a

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Consenting Term Lender, as applicable, as set forth in this Agreement and shall be deemed to be a Consenting Term Lender for all purposes hereunder.
(c)A Consenting Term Lender that Transfers Existing Term Loans to a Permitted Transferee in accordance with the terms of this Section 7 shall (i) be deemed to relinquish its rights and be released from its obligations under this Agreement solely to the extent of such Transferred Existing Term Loans, (ii) not be liable to any Party to this Agreement for the failure of the Permitted Transferee to comply with the terms and conditions of this Agreement; provided that in no event shall any such Transfer relieve a Consenting Term Lender from liability for its breach or non-performance of its obligations hereunder prior to the date of such Transfer, and (iii) within two (2) Business Days of the Transfer, deliver written notice of the Transfer to the Company and the Ad Hoc Group Advisors, which notice shall include the amount and type of Existing Term Loans that was Transferred.
(d)This Agreement shall not limit, restrict, or otherwise affect in any way any right, authority, or power of any Consenting Term Lender to acquire additional Existing Term Loans after the Agreement Effective Date, subject to the terms of this Section 7, including without limitation, the agreement to accept a Transferor’s Lender Election except to the extent the Company Parties agree to change a Lender Election with the consent of the Required Consenting Lenders (such consent not to be unreasonably withheld, conditioned or delayed). Any such acquired Existing Term Loans shall automatically and immediately upon acquisition by the Consenting Term Lender be deemed to be subject to the terms of this Agreement. Within two (2) Business Days of any acquisition (calculated based on the settled trade debt) of Existing Term Loans by a Consenting Term Lender, such Consenting Term Lender shall deliver written notice of the acquisition to the Company and the Ad Hoc Group Advisors, which notice shall include the amount and type of Existing Term Loans that was acquired.
(e)The Parties understand that the Consenting Term Lenders may be engaged in a wide range of financial services and businesses, and, in furtherance of the foregoing, the Parties acknowledge and agree that, to the extent a Consenting Term Lender expressly indicates on its respective signature page hereto that it is executing this Agreement solely on behalf of a specific trading desk(s) and/or business group(s) of the Consenting Term Lender, the obligations set forth in this Agreement shall apply only to such trading desk(s) and/or business group(s) and shall not apply to any other trading desk, business group, or Affiliate of the Consenting Term Lender unless they separately become a party hereto.
(f)Notwithstanding anything to the contrary herein, (i) a Qualified Market Maker that acquires any Existing Term Loans subject to this Agreement held by a Consenting Term Lender with the purpose and intent of acting as a Qualified Market Maker for such Existing Term Loans shall not be required to become a party to this Agreement as a Consenting Term Lender if such Qualified Market Maker transfers such Existing Term Loans (by purchase, sale, assignment, or other similar means) to a Permitted Transferee within the earlier of ten (10) Business Days after the Qualified Market Maker acquires such Existing Term Loans and three (3) Business Days prior to the Closing Date; provided that a Qualified Market Maker’s failure to comply with this Section 7(g) shall result in the Transfer of such Existing Term Loans to such Qualified Market Maker being deemed void ab initio and (ii) to the extent any person is acting solely in its capacity as a Qualified Market Maker, it may Transfer any ownership interests in the Existing Term Loans that it acquires from a holder of Existing Term Loans that is not a Consenting Term Lender to a Transferee that is not a Consenting Term Lender at the time of such transfer without the requirement that the Transferee be a Permitted Transferee.
(g)Notwithstanding anything to the contrary in this Section 7, the restrictions on Transfer set forth in this Section 7 shall not apply to (i) liens or encumbrances on any claims and

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interests in favor of a trustee (on behalf of the secured parties) in connection with any applicable collateralized loan obligations or (ii) the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.
8.Representations and Warranties.
(a)Each Party (severally and not jointly), other than, with respect to Section 8(a)(i), Section 8(a)(ii), Section 8(a)(iii), and Section 8(b)(iv), any Party that is a managed account (or portion thereof), represents and warrants to each other Party that:
(i)such Party is duly organized, validly existing, and in good standing (where such concept is recognized) under the laws of the jurisdiction of its organization and has all requisite corporate, partnership, limited liability company, or other organizational power and authority to enter into this Agreement, carry out the Transactions contemplated herein, and perform its respective obligations under this Agreement and the Definitive Documents;
(ii)the execution, delivery, and performance of this Agreement and the Definitive Documents by such Party do not and shall not, as applicable, (A) violate any provision of law, rule, or regulation applicable to it or any of its subsidiaries or its organizational documents or those of any of its subsidiaries or (B) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under its organizational documents or any material contractual obligations to which it or any of its subsidiaries is a party;
(iii)as of the Agreement Effective Date (or such later date that it delivers its signature page hereto to the other Parties), such Party has no actual knowledge of any event that, due to any fiduciary or similar duty to any other Person or entity, would prevent it from taking any action required of it under this Agreement; and
(iv)this Agreement is, and each Definitive Document shall be, a legally valid and binding obligation of such Party, enforceable against it in accordance with its terms.
(b)Each Consenting Term Lender (severally and not jointly) represents and warrants to the Company that, as of the Agreement Effective Date (or such later date that it delivers its signature page hereto to the other Parties) that:
(i)it is not a “Defaulting Lender” (under and as defined in the Existing Term Loan Credit Agreement);
(ii)it either (A) is the beneficial or record owner of the principal amount of the Existing Term Loans indicated on its respective signature page hereto or (B) has sole investment or voting discretion with respect to the principal amount of the Existing Term Loans indicated on its respective signature page hereto and has the power and authority to bind the beneficial owner of such Existing Term Loans to the terms of this Agreement;
(iii)other than pursuant to this Agreement, the Existing Term Loans held by it indicated on its respective signature page hereto are free and clear of any equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition of any kind that could reasonably be expected to adversely affect in any way such Consenting Term Lender’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed;

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(iv)other than the Existing Term Loans indicated on its respective signature page hereto, such Consenting Term Lender does not own any other debt obligations of the Company as of the Agreement Effective Date; and
(v)(i) it is either (A) a qualified institutional buyer within the meaning of Rule 144A of the Securities Act, (B) not a U.S. person (as defined in Regulation S of the Securities Act), or (C) an accredited investor (within the meaning of Rule 501 of Regulation D under the Securities Act), (ii) any securities acquired by such Consenting Term Lender in connection with the Transactions contemplated hereby will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act; (iii) it understands that the securities contemplated by this Agreement have not been registered under the Securities Act as of the date hereof and may not be resold without registration under the Securities Act except pursuant to a specific exemption from the registration provisions of the Securities Act; and (iv) it is not acquiring the securities contemplated by this Agreement as a result of any advertisement, article, notice or other communication regarding such securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.
(c)The Company represents and warrants to each Consenting Term Lender that, as of the Agreement Effective Date (or such later date that it delivers its signature page hereto to the other Parties) that:
(i)it is not required to obtain any consent, waiver, authorization, approval, vote or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person, including any shareholder, in connection with the execution, delivery and performance by the Company of the Exchange Agreement, other than: (i) the resolution of the Board of Directors to issue the Securities in accordance with the terms of the Exchange Agreement and the Company’s constitutional documents, which resolution shall be obtained by the Closing Date and shall remain through the Closing Date in effect, (ii) the approval of the stockholders of the Company, which approval shall be obtained by the Closing Date and shall remain through the Closing Date in effect, (iii) the filing of the preliminary Proxy Statement with the SEC and any review by the SEC thereof, and the filing of the definitive Proxy Statement with the SEC, (iv) distribution to the shareholders of the Company of the definitive Proxy Statement or notice of internet availability of the definitive Proxy Statement and other proxy materials, (v) filings on a Current Report on Form 8-K as required by the rules of the SEC, (vi) the notice and/or application(s) to each applicable Trading Market for the issuance and delivery of the Securities and the listing of the Securities for trading thereon in the time and manner required thereby; and (vii) to the extent required, the filing of Form D with the SEC and any filings as are required to be made under applicable state securities laws;
(ii)it is not required to obtain any consent, waiver, authorization, approval, vote or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person, including any shareholder, in connection with the execution, issuance and delivery by the Company of, and the performance by the Company under, the Shareholder Warrants (including the issuance of any Shareholder Warrant Shares upon exercise of the Shareholder Warrants), other than: (i) the resolution of the Board of Directors to issue and deliver the Shareholder Warrants and any Shareholder Warrant Shares in accordance with the terms of the Shareholder Warrants and the Company’s constitutional documents and, in the case of the Shareholder Warrant Shares, the terms of the Shareholder Warrants, which resolution shall be obtained by the Closing Date and shall remain through the Closing Date in effect, (ii) the filing of a registration statement (including any prospectus) with the SEC registering the Shareholder Warrant Shares and the notice of

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effectiveness from the SEC related thereto, (iii) filings on a Current Report on Form 8-K as required by the rules of the SEC; and (iv) the notice and/or application(s) to each applicable Trading Market for the issuance and distribution of the Shareholder Warrants and the sale of Shareholder Warrant Shares and the listing of the Shareholder Warrant Shares for trading thereon in the time and manner required thereby and (v) any filings as are required to be made under applicable state securities laws;
(iii)the Securities are, or will be prior to the Closing Date, duly authorized, subject to approval of the shareholders of the Company, and, when issued in accordance with the Exchange Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens other than restrictions on transfer arising under applicable securities laws;
(iv)the Shareholder Warrants and Shareholder Warrant Shares will be prior to the Closing Date duly authorized and, when issued and, if applicable, paid for in accordance with the terms of the Shareholder Warrants, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens other than restrictions on transfer provided for in the Shareholder Warrants and arising under applicable securities laws; the Shareholder Warrant Shares, when transferred to the relevant holder of Shareholder Warrants in accordance with the terms of the Shareholder Warrants, will be validly issued, fully paid and nonassessable, free and clear of all liens other than restrictions on transfer provided for in the Shareholder Warrants; the Company will reserve prior to the Closing Date and will continue to reserve and keep available at all times, free of preemptive rights, the Maximum Number of Shareholder Warrant Shares for the purpose of satisfying the exercise of the Shareholder Warrants
(v)with respect to the Securities to be offered and sold under the Exchange Agreement in reliance on Rule 506 under the Securities Act, none of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering hereunder, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act; the Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event; the Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e) under the Securities Act, and has furnished to the Consenting Term Lenders a copy of any disclosures provided thereunder; (B) the Company is not aware of any Person (other than any Issuer Covered Person) that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Securities; and (C) the Company will notify the Consenting Term Lenders in writing, prior to the Closing Date of (i) any Disqualification Event relating to any Issuer Covered Person and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Issuer Covered Person; and
(vi)the Company will, on or prior to the Closing Date, apply to list or quote the Securities and the Maximum Number of Shareholder Warrant Shares on the primary Trading Market for the Common Stock; and
(vii)the Company is not, and after giving effect to the offering and sale of the Securities will not be, an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

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(d)Each Party that is a managed account (or portion thereof) (severally and not jointly) represents and warrants that the manager or investment advisor executing this Agreement on behalf of such Party has the authority to execute, on behalf of such Party, this Agreement and any other documents that this Agreement requires such Party to execute.
9.Releases.
(a)Subject to the occurrence of, and effective from and after, the Closing Date, in exchange for the cooperation with, participation in, and entering into the Transactions by the Consenting Term Lenders and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company Parties (on behalf of themselves and each of their respective predecessors, successors, assigns, agents, subsidiaries, Affiliates, representatives, and any other Person or entity who has rights through them) hereby finally and forever release and discharge the Other Released Parties and their respective property, to the fullest extent permitted under applicable law, from any and all causes of action and any other claims, debts, obligations, duties, rights, suits, damages, actions, derivative claims, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, in law, at equity, or otherwise, sounding in tort, contract, or based on any other legal or equitable principle, including, without limitation, violation of any securities law (federal, state, or foreign), misrepresentation (whether intended or negligent), breach of duty (including any duty of candor), or any domestic or foreign law similar to the foregoing, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstance existing immediately prior to the occurrence of or before the Closing Date arising from, relating to, or in connection with the Existing Term Loans, the Existing Term Loan Documents, the Transactions, the negotiation, formulation, or preparation of this Agreement, the Definitive Documents, or any related guarantees, security documents, agreements, amendments, instruments, or other documents, including those that the Company Parties and their respective subsidiaries or any holder of a claim against or interest in the Company Parties or any other entity could have been legally entitled to assert derivatively or on behalf of any other entity (collectively, the “Company Released Claims”). Further, subject to the occurrence of, and effective from and after, the Closing Date, the Company Parties (on behalf of themselves and each of their subsidiaries) hereby covenant and agree not to, directly or indirectly, bring, maintain, or encourage any cause of action or other claim or proceeding against an Other Released Party relating to or arising out of any Company Released Claim. The Company Parties (on behalf of themselves and each of their subsidiaries) further stipulate and agree with respect to all Claims that, subject to the occurrence of, and effective from and after, the Closing Date, they hereby waive, to the fullest extent permitted by applicable law, any and all provisions, rights, and benefits conferred by any applicable U.S. federal or state law, any foreign law, or any principle of common law that would otherwise limit a release or discharge of any unknown Claims pursuant to this Section 9(a).
(b)Subject to the occurrence of, and effective from and after, the Closing Date, in exchange for the cooperation with, participation in, and entering into the Transactions by the Company Parties and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Consenting Term Lenders hereby finally and forever release and discharge the Company Released Parties and their respective property, to the fullest extent permitted under applicable law, from any and all causes of action and any other claims, debts, obligations, duties, rights, suits, damages, actions, derivative claims, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, in law, at equity, or otherwise, sounding in tort, contract, or based on any other legal or equitable principle, including, without limitation, violation of any securities law (federal, state, or foreign), misrepresentation (whether intended or negligent), breach of duty (including any duty of candor), or any domestic or foreign law similar to the foregoing, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstance existing immediately prior to the occurrence of or before the

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Closing Date arising from, relating to, or in connection with the Existing Term Loans, the Existing Term Loan Documents, the Transactions, the negotiation, formulation, or preparation of this Agreement, the Definitive Documents, or any related guarantees, security documents, agreements, amendments, instruments, or other documents, including those that a Consenting Term Lender or any holder of a claim against or interest in the Consenting Term Lender or any other entity could have been legally entitled to assert derivatively or on behalf of any other entity (collectively, the “Consenting Term Lender Released Claims”). Further, subject to the occurrence of, and effective from and after, the Closing Date, each Consenting Term Lender hereby covenants and agrees not to, directly or indirectly, bring, maintain, or encourage any cause of action or other claim or proceeding against any Company Released Party relating to or arising out of any Consenting Term Lender Released Claim. Each Consenting Term Lender further stipulates and agrees with respect to all Claims that, subject to the occurrence of, and effective from and after, the Closing Date, it hereby waives, to the fullest extent permitted by applicable law, any and all provisions, rights, and benefits conferred by any applicable U.S. federal or state law, any foreign law, or any principle of common law that would otherwise limit a release or discharge of any unknown Claims pursuant to this Section 9(b).
(c)Each Consenting Term Lender and each Company Party acknowledges that it is aware that it or its attorneys may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to either the subject matter of this Agreement or any Party hereto but further acknowledges that it is the intention of the Company Parties and each Consenting Term Lender to hereby fully, finally, and forever settle and release all claims among them to the extent provided in this Agreement, whether known or unknown, suspected or unsuspected, which now exist, may exist, or heretofore have existed.
(d)Notwithstanding the foregoing Sections 9(a), 9(b), and 9(c), nothing in this Agreement is intended to, and shall not, (i) release any Party’s rights and obligations under this Agreement or any of the Definitive Documents, (including, but not limited to, the indemnification contained in Section 11), (ii) bar any Party from seeking to enforce or effectuate this Agreement or any of the Definitive Documents, (iii) release any obligation of any Company Party (or its subsidiaries) under the Existing Term Loan Documents, or (iv) release any causes of action and any other claims, debts, obligations, duties, rights, suits, damages, actions, derivative claims, remedies, or liabilities arising out of or resulting from any act or omission of a Party that constitutes fraud, willful misconduct, or gross negligence, each solely to the extent as determined by a final order of a court of competent jurisdiction.
10.Entire Agreement; Prior Negotiations. This Agreement, including all of the exhibits attached hereto, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement and supersedes all other prior negotiations, agreements, and understandings, whether written, oral, or implied, among the Parties with respect to the subject matter of this Agreement; provided that any confidentiality agreement or non-disclosure agreement executed by any Party shall survive this Agreement and shall continue in full force and effect, subject to the terms thereof, irrespective of the terms hereof.
11.Indemnification.
(a)Without limiting or duplication of any Company Party’s obligations under the Existing Documents, and without limiting any Company Party’s obligations under the Definitive Documents, or any related guarantees, security documents, agreements, amendments, instruments, or other relevant documents, each Company Party hereby agrees to indemnify, pay, and hold harmless each Consenting Term Lender and each of its Affiliates and all of their respective officers, directors, members, managers, partners, employees, shareholders, advisors, agents, and other representatives of each of the foregoing and their respective successors and

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permitted assigns (each, an “Indemnified Party”) from and against any and all losses, claims, damages, actions, obligations, penalties, judgments, suits, costs, expenses, disbursements, and liabilities, joint or several, of any kind or nature whatsoever (including the reasonable and documented out-of-pocket fees and disbursements of counsel for any Indemnified Party, and including any out of-pocket costs associated with any discovery or other information requests), whether direct, indirect, special, or consequential and whether based on any federal, state, or foreign laws, statutes, rules, or regulations (including securities and commercial laws, statutes, rules, or regulations), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any Indemnified Party, in any manner relating to or arising out of, in connection with, or as a result of (i) this Agreement, the Transactions, the Definitive Documents, or any related guarantees, security documents, agreements, instruments, or other documents, (ii) the negotiation, formulation, preparation, execution, delivery, or performance of the foregoing, or (iii) any actual claim, litigation, investigation, or proceeding relating to the foregoing, regardless of whether any Indemnified Party is a party thereto and whether or not the Transactions contemplated hereby are consummated (such foregoing amounts, “Losses” and such Company Party obligations, the “Indemnification Obligations”). The Company Parties shall reimburse each Indemnified Party reasonably promptly upon written demand therefor (together with reasonable backup documentation supporting such reimbursement request). No Indemnified Party shall be entitled to indemnity hereunder in respect of any Losses to the extent that it is found by a final, non-appealable judgment of a court of competent jurisdiction that such Losses arise from (i) the gross negligence, bad faith or willful misconduct by such Indemnified Party (or any of its Related Parties), (ii) the material breach of this Agreement by such Indemnified Party, or (iii) any disputes solely among Indemnified Parties and not arising out of or related to any act or omission of any of the Company Parties.
(b)Notwithstanding anything to the contrary contained in this Agreement, the Indemnification Obligations set forth herein (i) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Consenting Term Lenders or any other Indemnified Party, (ii) shall survive the expiration or termination of this Agreement and constitute "Obligations" as such term is used in the Credit Agreement for the New First Lien Term Loan Facility, subject to the same order with respect to application of funds as under the Existing Term Loan Credit Agreement, solely to the extent the Indemnification Obligations are not indemnified by the Company Parties pursuant to the Definitive Documents following consummation of the Transactions on terms no less favorable than herein, and (iii) shall be binding on any successor or assign of the Company Parties and the successors or assigns to any substantial portion of its business and assets.
12.Reservation of Rights. If the Transactions contemplated herein are not consummated, or if this Agreement is terminated in accordance with its terms (except as a result of the occurrence of the Closing Date), nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights, remedies, or defenses, and the Parties expressly reserve any and all of their respective rights, remedies, or defenses.
13.FRE 408. To the extent provided in Federal Rule of Evidence 408 and any other applicable rules of evidence in any applicable jurisdiction, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.
14.Counterparts; Execution. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute one and the same instrument, and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (PDF) or by DocuSign. This Agreement may be executed on behalf of one or more Consenting Term Lenders by such Consenting Term Lender’s investment manager or

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advisor, which is a signatory hereto solely in its capacity as the investment manager or advisor of such Consenting Term Lender.
15.Amendments and Waivers.
(a)Except as otherwise provided herein, this Agreement may not be modified, amended, or supplemented, and no provision of this Agreement may be waived, without the prior written consent of (i) the Company Parties, (ii) the Required Consenting Lenders, and (iii) solely to the extent any such modification, amendment, supplement, or waiver has a material, disproportionate, and adverse effect on the economic rights arising hereunder of any individual Consenting Term Lender, such Consenting Term Lender; provided that any modification or amendment to the definition of “Required Consenting Lenders” shall require the consent of each Consenting Term Lender; provided, further, that any modification or amendment to this Section 15(a) or Section 6(d)(i) shall require the consent of the Company Parties and all Consenting Term Lenders.
(b)No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision of this Agreement, whether or not such provisions are similar, nor shall any waiver of a provision of this Agreement be deemed a continuing waiver of such provision.
16.Headings. The headings of the sections, paragraphs, and subsections of this Agreement are included for convenience only and shall not affect the interpretation of the provisions contained herein.
17.Acknowledgments; Obligations Several. Notwithstanding that this Agreement is being executed by multiple Consenting Term Lenders, the obligations of the Consenting Term Lenders under this Agreement are several and neither joint nor joint and several. No Consenting Term Lender shall be responsible in any way for the performance of the obligations or any breach of any other Consenting Term Lender under this Agreement, and nothing contained herein, and no action taken by any Consenting Term Lender pursuant hereto, shall be deemed to constitute the Consenting Term Lenders as a partnership, an association, or a joint venture of any kind, or create a presumption that the Consenting Term Lenders are in any way acting other than in their individual capacities. None of the Consenting Term Lenders shall have any fiduciary duty or other duties or responsibilities of any kind or form to each other, the Company Parties, or any of the Company’s other lenders or stakeholders as a result of this Agreement or the Transactions contemplated hereby. Each Consenting Term Lender acknowledges that no other Consenting Term Lender will be acting as an agent of such Consenting Term Lender in connection with monitoring such Consenting Term Lender’s investment or enforcing its rights under this Agreement, the Definitive Documents, or any other documents to be entered into in connection with the consummation of the Transactions. Each Consenting Term Lender acknowledges to each other Consenting Term Lender and to each of the Company Parties (including to any Person acting on behalf of any of the Company Parties, including any financial or other advisor of any of the foregoing) that: (a) the Transactions described herein are arm’s-length commercial transactions between the Company and the Company’s Affiliates and each Consenting Term Lender; (b) it has consulted its own legal, accounting, regulatory, and tax advisors to the extent it has deemed appropriate; (c) it has the requisite knowledge and experience in financial and business matters so that it is capable of evaluating, and understands and accepts, the terms, merits, risks and conditions of the Transactions contemplated hereby, including of the securities to be acquired by it pursuant to such Transactions, and has had such opportunity as it has deemed adequate to obtain such information as is necessary to permit such Party to evaluate the terms, merits, risks and conditions of the Transactions contemplated hereby and of the securities to be acquired by it pursuant to such Transactions; and (d) the Consenting

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Term Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the other Consenting Term Lenders, the Company, and the Company’s Affiliates or the Affiliates of the other Consenting Term Lenders, and the Consenting Term Lenders have no obligation to disclose any such interests to any other Consenting Term Lender, the Company, the Company’s Affiliates, or the Affiliates of any other Consenting Term Lender. Each Consenting Term Lender further acknowledges for the benefit of each of the Company Parties (including for the benefit of any Person acting on behalf of any of the Company Parties, including any financial, legal or other advisor of any of the foregoing) that it has, independently and without reliance upon any statement, representation or warranty made by any Party or Person (or any such other Party’s or Person’s financial, legal or other advisors or representatives), other than those expressly contained in this Agreement, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and that it has not relied on the credit analysis and decision or due diligence investigation of any other Party or Person (or any such other Party’s or Person’s financial, legal or other advisors or representatives). No securities of the Company are being offered or sold hereby, and this Agreement neither constitutes an offer to sell nor a solicitation of an offer to buy any securities of the Company. The Consenting Term Lenders are not intended to be, and shall not be deemed to be, a “Group” for purposes of Section 13(d) of the Exchange Act.
18.Specific Performance; Damages. It is understood and agreed by the Parties that money damages may be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such actual, alleged, or threatened breach of this Agreement, including, without limitation, a court of competent jurisdiction requiring any Party to comply promptly with any of its obligations in this Agreement. Notwithstanding anything to the contrary in this Agreement, in no event shall any Party or its representatives be liable to any other Party hereunder for any punitive, incidental, consequential, special, or indirect damages, including the loss of future revenue or income or opportunity, relating to the breach or alleged breach of this Agreement.
19.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to any choice of law provision that would require the application of the laws of another jurisdiction. By the execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any action, suit, or proceeding against it with respect to any matter arising under or out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding may be brought in either a state or federal court of competent jurisdiction in the State and County of New York, Borough of Manhattan. By the execution and delivery of this Agreement, each of the Parties hereto agrees not to challenge the exclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit, or proceeding. By executing and delivering this Agreement, each of the Parties hereto irrevocably and unconditionally submits to the personal jurisdiction of each such court described in this Section 19, solely for purposes of any action, suit, or proceeding arising out of or relating to this Agreement or for the recognition or enforcement of any judgment rendered or order entered in any such action, suit, or proceeding. EACH PARTY HERETO UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING REFERRED TO ABOVE. Each Party (a) certifies that no representative, agent, or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 19.

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20.Notices. All notices (including, without limitation, any notice of termination as provided for herein) and other communications from any Party given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon the earliest of the following: (a) upon personal delivery to the Party to be notified; (b) when sent by confirmed electronic mail if sent during the normal business hours of the recipient, and if not so confirmed, on the next Business Day; (c) three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid; and (d) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next-day delivery (with an email upon sending to the Party to be notified), with written verification of receipt. All communications shall be sent:
(a)If to the Company:
Altisource Portfolio Solutions S.A.
33, Boulevard Prince Henri,
Luxembourg City
Luxembourg L-1724
Attn: Greg Ritts
Email: Gregory.Ritts@altisource.lu
With copies to:
Paul Hastings LLP
200 Park Avenue
New York, NY 10166
Attn: Alex Cota and Matt Garofalo
Email: alexcota@paulhastings.com and mattgarofalo@paulhastings.com
(b)If to the Ad Hoc Group:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attn:     Damian S. Schaible
Natasha Tsiouris
Jon Finelli
David Kratzer
Email: damian.schaible@davispolk.com
    natasha.tsiouris@davispolk.com
    jon.finelli@davispolk.com
    david.kratzer@davispolk.com

21.No Third-Party Beneficiaries. Other than with respect to the Persons (and their advisors and representatives) referenced in Section 17 above (and solely to the extent set forth in such Section 17) and unless otherwise expressly stated herein, this Agreement shall be solely for the benefit of the Parties, and no other Person shall be a third-party beneficiary hereof; provided that it is acknowledged and agreed that (a) each Other Released Party is a third-party beneficiary with respect to Section 9(a) hereof and shall be permitted to enforce such provision in accordance with its terms and (b) each Company Released Party is a third-party beneficiary with

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respect to Section 9(b) hereof and shall be permitted to enforce such provision in accordance with its terms.
22.Publicity; Non-Disclosure.
(a)The Company will disclose this Agreement on the Agreement Effective Date at 5:00 p.m. (EST) or promptly (but not more than four business days (as such term is defined by the SEC for purposes of filing deadlines for Form 8-K)) thereafter by publicly filing a Form 8-K or any periodic report required or permitted to be filed by the Company under the Exchange Act with the SEC or, if the SEC’s EDGAR filing system is not available, on a press release that results in prompt public dissemination of such information (the “Public Disclosure”). The Company will deliver drafts to the Ad Hoc Group Advisors of such Public Disclosure at least twenty-four (24) hours (or such shorter time as may be agreed by the Ad Hoc Group Advisors) before making any such disclosure. Any Public Disclosure shall be reasonably acceptable to the Company Parties and reasonably acceptable to the Required Consenting Lenders. For the avoidance of doubt, the Company Parties shall be permitted to make any Public Disclosure upon the failure of the Required Consenting Lenders (including by or through the Ad Hoc Group Advisors) to respond within twenty-four (24) hours of receipt of such consent request. Under no circumstances may any Party make any Public Disclosure of any kind that would disclose either: (a) the holdings of any Consenting Term Lender (including on the signature pages of the Consenting Term Lenders, which shall not be publicly disclosed or filed) of any Existing Term Loans, or of any other debt obligations of the Company, whether prior to or after the consummation of the Transactions, or (b) the identity of any Consenting Term Lender, in each case without the prior written consent of such Consenting Term Lender or an order of a court of competent jurisdiction or as otherwise required by applicable securities laws as reasonably as determined by a Party based on reasonable advice of external counsel; provided that, notwithstanding the foregoing, the Company Parties shall not be required to keep confidential the aggregate holdings of all Consenting Term Lenders, and each Consenting Term Lender hereby consents to the disclosure of the execution of this Agreement by the Company Parties, and the terms and contents hereof, to the administrative agents or collateral agents under the Existing Term Loan Documents and in any filings required by applicable law or regulation or the rules of any applicable stock exchange or regulatory body.
(b)Other than as may be required by applicable law and regulation or by any governmental or regulatory authority as determined by a Party based on reasonable advice of external counsel, no Party shall issue any press release, make any filing with the SEC, or make any other public announcement with respect to this Agreement or the Transactions (except with respect to updates with respect to the aggregate number or holdings of the Consenting Term Lenders) without the consent of the Company Parties and the Required Consenting Lenders, which consent shall not be unreasonably delayed, conditioned, or withheld. For the avoidance of doubt, the Parties shall be permitted to make any filing or publish, issue, or file any public announcement or communication upon the failure of the Company Parties and the Required Consenting Lenders (including by or through the Ad Hoc Group Advisors), as applicable, to respond within two (2) Business Days of receipt of such consent request. For the avoidance of doubt, each Party shall have the right, without any obligation to any other Party, to decline to comment to the press with respect to this Agreement.
23.Successors and Assigns; Severability. This Agreement is intended to bind and inure to the benefit of the Parties and their respective permitted successors, assigns, heirs, executors, estates, administrators, and representatives; provided that this Section 23 shall not be deemed to permit Transfers other than in accordance with the express terms of this Agreement. The invalidity or unenforceability at any time of any provision hereof in any jurisdiction shall not affect or diminish in any way the continuing validity and enforceability of the remaining

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provisions hereof or the continuing validity and enforceability of such provision in any other jurisdiction.
24.Email Consent. Where a written consent, acceptance, approval, notice, or waiver is required pursuant to or contemplated by this Agreement, such written consent, acceptance, approval, notice, or waiver shall be deemed given if, by agreement between the Parties (or their counsel) submitting and receiving such consent, acceptance, approval, notice, or waiver, it is conveyed in writing (including electronic mail) between such Parties (or their counsel) without representations or warranties of any kind.
25.Error; Ambiguity. Notwithstanding anything to the contrary herein, to the extent counsel to the Company Parties or the Ad Hoc Group Advisors identify, within four (4) Business Days following the Agreement Effective Date, any clear errors, material ambiguities, or internally inconsistent provisions within or among this Agreement, each Party hereto covenants and agrees that it will endeavor in good faith to enter into reasonable and mutually satisfactory modifications to this Agreement to remedy such errors, ambiguities, or inconsistent provisions.
26.Joinder. Additional holders of Existing Term Loans and/or investment advisors, sub-advisors, or managers of discretionary accounts (together with their respective successors and permitted assigns) that hold Existing Term Loans and that have authority to bind the beneficial owners of such Existing Term Loans to the terms of this Agreement, as applicable, may become party to this Agreement from time to time by agreeing in writing to be bound by the terms of this Agreement (any such person, an “Additional Consenting Term Lender”) by executing and delivering to the Company and the Ad Hoc Group Advisors a joinder agreement in the form attached hereto as Exhibit C. Upon the execution and delivery of such joinder agreement, such Additional Consenting Term Lender shall be deemed to make all of the representations, warranties, and covenants of a Consenting Term Lender, as applicable, as set forth in this Agreement and shall be deemed to be a Party and a Consenting Term Lender for all purposes under this Agreement as if it was originally party hereto.
[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers, all as of the day and year first written above.
ALTISOURCE S.À R.L.
By:    /s/ William B Shepro
Name: William B. Shepro
Title: Manager
ALTISOURCE PORTFOLIO SOLUTIONS
S.A.
By:    /s/ William B Shepro
Name: William B. Shepro
Title: Chairman and Chief Executive Officer

[Signature Page to Transaction Support Agreement]

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[Lenders Signatures Omitted]
[Signature Page to Transaction Support Agreement]

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Exhibit A
Term Sheet

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Altisource Portfolio Solutions S.A.
Amendment and Extension Term Sheet

This term sheet (the “Term Sheet”) summarizes certain key terms of a potential exchange, amendment, maturity extension and related transactions (the “Transactions”) in respect of Term Loans under the Credit Agreement.2
This term sheet is not intended to be and should not be construed as an offer, a commitment or an agreement to lend, but rather is intended only to be indicative of certain terms and conditions. All terms and conditions contained in this term sheet (including, but not limited to, all economic terms contained herein) are preliminary and are being shared subject to further diligence and internal approvals in all respects. No person or entity shall have any obligation to commence or thereafter continue any negotiations to enter into any definitive, binding agreement with respect to any extension of credit to, or other transaction with, Altisource Portfolio Solutions S.A. and/or any of its subsidiaries or affiliates, and no person or entity should rely on an eventual formation of any agreement. This term sheet is nonbinding and is being presented for discussion and settlement purposes and is entitled to protection from any use or disclosure pursuant to Federal Rule of Evidence 408 and analogous state law. The Transactions are subject to approval of the Board of Directors and shareholders of Altisource Portfolio Solutions S.A., as applicable.

General Terms
Existing Term Loan Lenders
The holders (together with their successors and assigns, the “Existing Term Loan Lenders”) of the outstanding Term Loans under the Credit Agreement (the “Existing Term Loans”) immediately prior to the Transaction Effective Date (as defined below).

Ad Hoc Group / SteerCo
The group of Existing Term Loan Lenders (or investment advisors or managers acting on behalf of lenders) (the “Ad Hoc Group”) each on behalf of themselves or certain funds, accounts, and other investment vehicles that hold Existing Term Loans. The Steering Committee negotiating this Term Sheet and other documents related hereto shall include UBS Asset Management (Americas) LLC (“UBS”); and Napier Park Global Capital (US) LLP (“Napier”); and Regatta Loan Management LLC (collectively, the “SteerCo”).

2 Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Amended and Restated Credit Agreement, dated as of February 9, 2023 (as amended, supplemented, restated and/or otherwise modified from time to time, the “Credit Agreement”), by and among Altisource S.À R.L. (the “Borrower”), as borrower, Altisource Portfolio Solutions S.A. (together with its subsidiaries the “Company”) as holdings, the lenders from time-to-time party thereto and the other parties thereto.

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Consenting Rolling Lenders
The Existing Term Loan Lenders, as designated in the Transaction Support Agreement, that consent to the amendments to the Credit Agreement set forth herein (the “Credit Agreement Amendments”) and exchange their Existing Term Loans for extended maturity term loans and Altisource Shares (the “Consenting Rolling Lenders”).

Consenting Selling Lenders
To the extent the Company identifies third-party new money financing willing to participate in the Transactions on the terms provided by this Term Sheet and the timeline set forth in the Transaction Support Agreement, the Company and the Required Consenting Lenders shall negotiate a “cash-out” option in good faith (any such Existing Term Lenders that, to the extent available, elect such option, the “Consenting Selling Lenders” and together with the Consenting Rolling Lenders, the “Consenting Lenders”). The purchase price for such “cash-out” option shall be capped at 30% of the par value of the “cashed-out” Existing Term Loans. If the Company is not able to identify and procure any such third-party new money financing described above (other than, for the avoidance of doubt, a New Super Senior Facility) or is unable to reach agreement on terms of a cash out option with the Required Consenting Lenders, then any Consenting Selling Lender shall automatically be deemed to be Consenting Rolling Lenders that are to receive Exchange First Lien Loans on account of their Existing Term Loans as more fully set forth below.

New Super Senior Credit Facility
New Super Senior Credit Facility
The Company may secure and maintain a new super senior credit facility and any refinancings thereof (which may be in the form of term loans, revolving loans or similar facility) to replace the Existing Revolving Facility[3] (the “New Super Senior Facility”) with borrowing capacity up to $12.5 million, which may be provided by UBS.

Term	The maturity date of the New Super Senior Facility shall be a date no later than four (4) years from date of the closing of the Transactions as may be agreed by Company.
Collateral	The loans under the New Super Senior Facility (the “New Super Senior Loans”) may be secured by assets of the Company that secure the Exchange First Lien Loans on a senior basis.

____________________________
3 On June 22, 2021 Altisource S.à r.l entered into a revolving credit facility with STS Master Fund, LTD, which was amended effective February 9, 2023 (the “Existing Revolving Facility”).

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New Credit Facility
Exchange First Lien Loans
On the Transaction Effective Date, the Consenting Rolling Lenders will tender their Existing Term Loans to the Borrower (or any other Company entity as mutually agreed by the Company and the Required Consenting Lenders) in exchange for their pro rata share of (i) new first lien loans (the “Exchange First Lien Loans”) under a new credit agreement (the “Exchange First Lien Loan Credit Agreement”) in an aggregate principal amount of up to $110 million (the “Par Value of Exchange First Lien Loans”) and (ii) common stock of Altisource Portfolio Solutions S.A. (the “Altisource Shares”) that, in the aggregate, will equal up to 63.50% of the common stock outstanding immediately following the Transaction Effective Date (pro forma for such issuance to Existing Term Loan Lenders and for Management RSUs (as defined below) and assuming the full exercise of the Outstanding Lender Warrants, but excluding any shares of common stock issued prior to the Transaction Effective Date pursuant to a capital raising transaction). The pro rata share of each Consenting Rolling Lender will be calculated as a percentage equal to (i) the aggregate principal amount of Existing Term Loans owned by such Consenting Rolling Lender on the Transaction Effective Date (giving effect to any pending assignments as if such assignments have settled), divided by (ii) the aggregate principal amount of Existing Term Loans on the Transaction Effective Date.
All accrued and unpaid cash interest on Existing Term Loans that are exchanged shall be paid in full in cash on the Transaction Effective Date.

Maturity Date	April 30, 2030
Interest Rate	SOFR + 6.50%, payable quarterly in cash; SOFR floor of 3.50%.
Default Interest	Consistent with the existing Credit Agreement.
Amortization	1.0% per annum of Par Value of Exchange First Lien Loans, payable quarterly in cash. Any amortization payments shall be applied ratably to the Par Value of Exchange First Lien Loans and Exit Premium as described in the “Exit Premium” section below.

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Exit Premium
The New Credit Agreement shall provide for an Exit Premium (which shall be non-interest-bearing) in an aggregate amount of up to $50 million (the “Exit Premium”). The Exit Premium shall be payable (on a ratable basis based on principal amounts of Exchange First Lien Loans prepaid, repaid or accelerated) upon any voluntary or mandatory prepayment (including on the Maturity Date or in connection with any refinancing, exchange, redemption or discharge of the Exchange First Lien Loans) or if all or a portion of the Exchange First Lien Loans are accelerated (or deemed accelerated) for any reason, including because of the occurrence and continuance of any event of default, the commencement of any bankruptcy, examinership, reorganization, insolvency or liquidation proceeding or other proceeding pursuant to any applicable debtor relief law or in connection with any sale, disposition or encumbrance. Any payment of the Exchange First Lien Loans will first be applied to accrued and unpaid interest and then be applied on a pro rata basis to the Par Value of Exchange First Lien Loans and the Exit Premium (i.e., for each $1.00 prepaid, $0.6875 shall be applied to Par Value of Exchange First Lien Loans and $0.3125 shall be applied to Exit Premium).

Ratings
Exchange First Lien Loan Credit Agreement to include covenant that the Company use commercially reasonable efforts to obtain within 30 days from the date of closing of the Transactions (the “Closing Date”), as may be extended subject to the reasonable consent of the Required Consenting Lenders (i) a public corporate family rating issued by Moody’s and a public corporate credit rating issued by S&P and (ii) a public credit rating from each of Moody’s and S&P with respect to the Exchange First Lien Loans.

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Equity
Consenting Rolling Lenders will receive their pro rata share of Altisource Shares (as described in the Exchange First Lien Loans section above) rounded down in the event of fractional shares, on the Transaction Effective Date.
Additional terms and conditions with respect to the Altisource Shares shall be documented in the Exchange Agreement that shall set forth the rights described herein and other terms and conditions. In addition, the Altisource Shares shall be subject to a customary registration rights agreement (the “RRA”) to register the resale of the Altisource Shares under the Securities Act of 1933, as amended (the “Securities Act”), which shall include a carve-out from any Company duty to register any Altisource Shares that are freely tradable, including without any volume or manner of sale restrictions, under Rule 144 promulgated under the Securities Act.
The Exchange First Lien Loan Credit Agreement will include a cross-default provision for any failure by the Company to comply in any material respect with any of the material terms of the RRA.
The Altisource Shares will be subject to a standard lock-up agreement, subject to customary exceptions, including, but not limited to, for liquidating funds/counts, ending 210 calendar days after the Transaction Effective Date.
Lenders holding Altisource Shares shall be required to hold such shares in a manner to not result in Altisource being treated as a “controlled foreign corporation.”

Cash Received from the Exercise of Cash Exercise Shareholder Warrants	A minimum of 95% of proceeds the Company receives in connection with the exercise of Cash Exercise Shareholder Warrants shall be used to prepay the Exchange First Lien Loans.
Financial Covenants	None; consistent with current Credit Agreement.

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Other Affirmative and Negative Covenants
Other affirmative and negative covenants, including expanding certain baskets as compared to the existing Credit Agreement and other protections, to be agreed upon by the Required Consenting Lenders and the Company; provided that (i) First Lien Credit Loan Agreement shall prohibit any third-party refinancing of the New Super Senior Facility without the consent of the “Required Lenders” under the Exchange First Lien Loan Credit Agreement and, once repaid, capacity to incur loans under the New Super Senior Facility under the Exchange First Lien Loan Credit Agreement shall be permanently reduced and may not be incurred again without the consent of the “Required Lenders” under the Exchange First Lien Loan Credit Agreement and (ii) there shall be a covenant that if the Borrower reasonably believes an amendment, modification, supplement or waiver to the Onity master services agreements and term sheets or the Rithm cooperative brokerage agreement[4] would in the aggregate have a material negative impact on Holdings and its subsidiaries (taken as a whole), the Borrower shall notify the Lenders prior to entry into any such amendment, modification, supplement or waiver, and, if the Required Lenders provide reasonable objections or conditions with respect thereto within five business days from the receipt of notice from the Borrower, the Borrower shall reasonably address such objections or conditions before entering into such amendment, modification, supplement or waiver; provided that if objections or conditions are not received by the Borrower from the Required Lenders within five business days from receipt of notice, such amendment, modification, supplement or waiver shall be deemed approved.

Events of Default	Events of default to include if any of the Onity master services agreements and term sheets or the Rithm cooperative brokerage agreement have been terminated on a final, non-appealable basis prior to their existing expiration dates.

____________________________
4 Description of Onity and Rithm agreements to be updated upon further due diligence by the Commitment Parties.

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ECF Sweep
Beginning with the fiscal year ending December 31, 2025, any Available Trailing Excess Cash Flow Amount (as defined below) shall be applied within 5 business days after the financials are delivered (or required to be delivered) for each of the Company’s fiscal years (each, an “ECF Sweep Date”) to the prepayment of: first, the Super Senior Loans and, second, the Exchange First Lien Loans, in each case, at par, together with accrued and unpaid interest on principal amounts being so prepaid.
“Available Trailing Excess Cash Flow Amount” shall mean, with respect to any ECF Sweep Date, the lesser of (a) 75% of the aggregate Excess Cash Flow (as defined in the Credit Agreement) for the most recently ended fiscal year of the Company for which financial statements have been delivered and (b) an amount which, immediately after giving effect to such repayment, would leave the Company with no less than $30 million of total cash on the balance sheet.

Implementation; Amendments to Credit Agreement
Conditions	The Transactions shall be subject to (1) agreement by 100% of the outstanding Existing Term Loans immediately prior to the Transaction Effective Date to become Consenting Lenders (or such lower amount as may be determined by the Company with the consent of the Required Consenting Lenders) and (2) other conditions precedent satisfactory to the Company and the Required Consenting Lenders.
Implementation
The Company and/or the Borrower will offer on a pro rata basis to all Existing Term Loan Lenders immediately prior to the effective date of the Transactions (the “Transaction Effective Date”) the opportunity to exchange 100% of the principal amount of such Existing Term Loan Lender’s Existing Term Loans for Exchange First Lien Loans and Altisource Shares, as described herein. Additional implementation mechanics to be acceptable to the Company and the Required Consenting Lenders.

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Other Terms
Fees and Expenses
The reasonable and documented fees and expenses, related to the Transactions, including the documentation of this Term Sheet, the Credit Agreement Amendments and the Altisource shares agreements, incurred by the Ad Hoc Group in connection with the Transactions shall be paid by the Company. Counsel to the Ad Hoc Group shall provide a non-binding budget of expected fees and expenses to the Company, and the Company shall sign a standard fee letter in connection herewith; provided that, for the avoidance of doubt, such budget shall not be a cap on fees and expenses payable pursuant to the foregoing.

Transaction Costs	The Company will use commercially reasonable efforts to secure a source of funding for the transaction costs associated with the Transactions. The Consenting Rolling Lenders will use commercially reasonable efforts to assist the Company in securing funding for the transaction costs associated with the Transactions (such commercially reasonable efforts excluding, for the avoidance of doubt, the Consenting Rolling Lenders providing financing for or paying such transaction costs). The proceeds of any new money financing or sale of equity prior to the Closing Date shall be first used as funding for the transaction costs associated with the Transactions.

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Existing Shareholder Warrants
The following will receive their pro rata share of Warrants (the “Shareholder Warrants’) to purchase 115 million Altisource Shares:
•Altisource Shares held by shareholders as of a record date preceding the Transaction Effective Date;
•Restricted share units (“RSUs”), including the Management RSUs that are to be issued in conjunction with the Transactions (these Shareholder Warrants shall only be exercisable to the extent that the RSUs to which they relate subsequently vest, otherwise such applicable Shareholder Warrants will be cancelled);
•Altisource Shares issued upon exercise of the Warrants (as defined in the Credit Agreement) issued in connection with the February 2023 amendment to the Credit Agreement, the “Outstanding Lender Warrants”), which Outstanding Lender Warrants shall be required to be fully exercised immediately before the Transaction Effective Date; and
•Any Outstanding Lender Warrants that are not exercised immediately before the Transaction Effective Date.
The issuance of Warrant Shares upon exercise of the Shareholder Warrants shall be registered under the Securities Act and shall be transferable. The exercise price for each Shareholder Warrant shall be equal to $1.20 (the “Strike Price’). The Shareholder Warrants may, subject to compliance with federal securities laws, be exercised at any time prior to the applicable expiration date.
Fifty percent (50%) of the Shareholder Warrants shall be exercisable on a cash basis (the “Cash Exercise Shareholder Warrants’); provided that the Shareholder Warrants may only be exercised after the first date on which the Company’s 15-day VWAP equals or exceeds the Strike Price. Fifty percent (50%) of the Shareholder Warrants shall be exercisable on a cashless basis (the “Net Settle Shareholder Warrants’). The Cash Exercise Shareholder Warrants, if not previously exercised or terminated, will expire on March 31, 2029. The Net Settle Shareholder Warrants, if not previously exercised or terminated, will expire on April 30, 2032.

____________________________
5 All Altisource Share amounts and per share amounts are subject to proportional adjustment in the event of a stock split.
6 All Altisource Share amounts and per share amounts are subject to proportional adjustment in the event of a stock split.

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Management Restricted Share Units
Management will receive, on the Transaction Effective Date, RSUs (the “Management RSUs’), which, if vested pursuant to their terms, would, in the aggregate, equal up to 5.00% of the common stock outstanding immediately following the Transaction Effective Date[6] (pro forma for such issuance). The Compensation Committee of the Board of Directors will allocate the Management RSUs to members of management in its sole discretion and a portion of such Management RSUs may be reserved and granted to management at a future date. One third (33.33%) of the Management RSUs will vest on the one-year anniversary of the Transaction Effective Date.
One third (33.33%) of the Management RSUs will vest on the two-year anniversary of the Transaction Effective Date. The remainder of the Management RSUs will vest on the three-year anniversary of the Transaction Effective Date.

Lender Group	The Lenders shall not take any action which could constitute formation of a group as such term is defined in Section 13(d)(3) of the Securities Exchange Act or Rule 13d-5 promulgated thereunder in connection with negotiating this amendment. No lender shall become the beneficial owner of 45% or more of the common stock of Altisource Portfolio Solutions S.A.
Tax Matters	The parties shall work together in good faith and use commercially reasonable efforts to structure and implement the Transactions in a tax efficient manner for the Company and the Consenting Lenders, and such structure and implementation shall be subject to the consent (not to be unreasonably withheld, conditioned or delayed) of the Required Consenting Lenders.

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Governance	Following closing of the Transactions, certain Consenting Rolling Lenders having beneficial ownership of no more than 40% of the outstanding common stock of Altisource Portfolio Solutions S.A. on a pro forma basis, as of the date of the closing of the Transactions, shall have the right to appoint and/or nominate, in the aggregate, two (2) board members to the Company’s current Board of Directors. Additional terms and mechanics regarding such appointment rights, shall be agreed between the Company and the Required Consenting Lenders.
Definitive Documents	The definitive documentation shall be consistent with this Term Sheet and otherwise mutually agreed in good faith between the Company and the Required Consenting Lenders. To the extent of any scrivener’s error or any ambiguous or inconsistent term set forth herein, the Company and the Required Consenting Lenders shall cooperate in good faith to (and shall be able to, without any further consent unless expressly required by the Transaction Support Agreement) address a resolution thereto in the definitive documentation.

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Exhibit B
FORM OF PERMITTED TRANSFEREE JOINDER
The undersigned (the “Transferee”) hereby (a) acknowledges that it has read and understands the Transaction Support Agreement (together with the exhibits and attachments thereto (including the Term Sheet), as each may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”), dated as of [●], 2024, entered into by and among (i) Altisource Portfolio Solutions S.A. (the “Company”), (ii) certain affiliates of the Company, (iii) [Transferor’s Name] (the “Transferor”), and (iv) other holders of the Existing Term Loans and (b) with respect to the Existing Term Loans to be acquired from the Transferor, agrees from and after such acquisition to be bound by the terms and conditions of the Agreement, without modification and subject to the Election Procedures, and shall be deemed a “Consenting Term Lender” and a “Party” for all purposes under the terms of the Agreement. The Transferee hereby makes as of the date hereof all representations and warranties made in the Agreement by all other Consenting Term Lenders. All Existing Term Loans held by the Transferee (now or hereafter) shall be subject in all respects to the Agreement. All notices and other communications given or made pursuant to the Agreement shall be sent to the Transferee at the address set forth in the Transferee’s signature below. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement.
This Permitted Transferee Joinder shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to any choice of law provision that would require the application of the laws of another jurisdiction.
Date Executed:                              , 202[●]
[Name of Transferee]
By:
Name:
Title:
Notice Information:

Holdings:

Beneficial/Record Ownership
Existing Term Loans	$[___]

Exhibit C
FORM OF ADDITIONAL CONSENTING TERM LENDER JOINDER
The undersigned (the “Additional Consenting Term Lender”) hereby (a) acknowledges that it has read and understands the Transaction Support Agreement (together with the exhibits and attachments thereto (including the Term Sheet), as each may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”), dated as of [●], 2024, entered into by and among (i) Altisource Portfolio Solutions S.A. (the “Company”), (ii) certain affiliates of the Company, and (iii) other holders of Existing Term Loans, (b) represents that it either (i) is the beneficial or record owner of the principal amount of Existing Term Loans indicated on its signature page hereto or (ii) has sole investment or voting discretion with respect to the principal amount of Existing Term Loans indicated on its signature page hereto and has the power and authority to bind the beneficial owner of such Existing Term Loans to the terms of this Agreement, and (c) with respect to the Existing Term Loans held by such Additional Consenting Term Lender, agrees from and after the date of this joinder to be bound by the terms and conditions of the Agreement, subject to the Election Procedures, and shall be deemed a “Consenting Term Lender,” a “Consenting Term Lender,” and a “Party” for all purposes under the terms thereof. The Additional Consenting Term Lender hereby makes, as of the date hereof, all representations and warranties made in the Agreement by all other Consenting Term Lenders. All Existing Term Loans held by the Additional Consenting Term Lender (now or hereafter) shall be subject in all respects to the Agreement. All notices and other communications given or made pursuant to the Agreement shall be sent to the Additional Consenting Term Lender at the address set forth in the Additional Consenting Term Lender’s signature below. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement.
This Additional Consenting Term Lender Joinder shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to any choice of law provision that would require the application of the laws of another jurisdiction.
Date Executed:                              , 202[●]
[Name of Additional Consenting Term Lender]
By:
Name:
Title:
Notice Information:
Holdings:

Beneficial/Record Ownership
Existing Term Loans	$[___]